UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 3, 2018

AGREE REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland

(State of other jurisdiction of incorporation)

1-12928 (Commission file number)	38-3148187 (I.R.S. Employer Identification No.)
70 E. Long Lake Road Bloomfield Hills, MI (Address of principal executive offices)	48304 (Zip code)

(Registrant’s telephone number, including area code) (248) 737-4190

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.02. Termination of a Material Definitive Agreement.

The Board of Directors (the “Board”) of Agree Realty Corporation, a Maryland corporation (the “Company”) has authorized the redemption of all outstanding preferred share purchase rights (the “Rights”) issued pursuant to the Company’s existing Rights Agreement, dated as of December 7, 1998, as amended by the Amendment to Rights Agreement dated as of October 18, 2001, the Second Amendment to Rights Agreement dated as of December 8, 2008 and the Third Amendment to Rights Agreement dated as of December 20, 2017 (the “Agreement”), between the Company and Computershare Trust Company, N.A., as successor to BankBoston, N.A., a national banking association, effective as of the close of business on May 3, 2018.

As a result of the determination to redeem the Rights, effective as of May 3, 2018, without any further action, the right to exercise the Rights has terminated and the only right hereafter of the holders of Rights is to receive the Redemption Price (as defined below).

Under the Agreement, one Right currently is attached to each outstanding share of the Company’s common stock. The Rights will be redeemed at a redemption price of $0.001 per Right (the “Redemption Price”), payable in cash. The redemption payment will be made promptly and will be payable to the holders of the Rights as of the close of business on May 3, 2018.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth in Item 1.02 of this Current Report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGREE REALTY CORPORATION

Date: May 3, 2018	By:	/s/ Clayton R. Thelen
Clayton R. Thelen Chief Financial Officer and Secretary